Exhibit A

                                [CGIP letterhead]


















                                                            September 26, 1996


VIA FACSIMILE
- -------------

Alan W. Rutherford
Executive Vice President and
  Chief Financial Officer
Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA  19136

Dear Mr. Rutherford:

         In accordance with Sections 4.2 and 4.3 of the Shareholders Agreement, dated as of February 22, 1996 (the "Shareholders Agreement"), CGIP hereby requests that Crown register 10,637,500 shares of its Common Stock, par value $5.00 per share (the "Common Shares"), and 3,450,000 shares of its 4.5% Convertible Preferred Stock, par value $41.8875 per share (the "Preferred Shares" and together with the Common Shares, the "Shares"), in connection with a possible public offering of the Shares (the "Public Offering"). CGIP acknowledges that this notice shall serve as the written demand for registration required by Section 5.1 of the Shareholders Agreement and that it has seven remaining demand registration rights under the Shareholders Agreement.

         If the Shares are sold within 120 days of the date hereof in an Underwritten Offering in accordance with Section 4.1(b), Crown agrees to waive its right to purchase the Preferred Shares and the Common Shares pursuant to the terms of Sections 4.2(a) and 4.3(a), respectively.

Alan W. Rutherford
September 26, 1996
Page 2


         Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Shareholders Agreement. All Section references herein are to Sections of the Shareholders Agreement.

         Please sign in the space indicated below to indicate your agreement with the foregoing.

                                                 Very truly yours,


                                                 /s/ Ernest-Antoine Seilliere
                                                 ----------------------------
                                                     Ernest-Antoine Seilliere

cc: William J. Avery


Acknowledged and Agreed:  /s/ Alan W. Rutherford
                          ----------------------